Exhibit 4.21

LEASE AGREEMENT BETWEEN

WEATHERFORD FARMS DC, L.P.

AS LANDLORD, AND

IMMATICS US, INC.,

AS TENANT

DATED MARCH 24, 2022

STAFFORD, TEXAS

Approved Texas Industrial Lease Form Based On Master Lease Version 22

BASIC LEASE INFORMATION

Lease Date:	March 24, 2022

Landlord:	WEATHERFORD FARMS DC, L.P., a Delaware limited partnership

Tenant:	IMMATICS US, INC., a Delaware corporation

Premises:	That certain building containing approximately 100,153 rentable square feet, commonly known as Weatherford Farms Building 1 (the “Building”), and whose street address is 13203 Murphy Road, Stafford, Texas together with the parking facilities and loading docks exclusively serving the Building. The Premises are outlined on the plan attached to the Lease as Exhibit A. The land on which the Building is located (the “Land”) is described on Exhibit B.

Project:	The term “Project” shall collectively refer to the Premises as well as other land, buildings and improvements within the industrial park known as Weatherford Farms DC.

Term:	123 full calendar months, plus any partial month from the Commencement Date to the end of the month in which the Commencement Date falls, starting on the Commencement Date and ending at 5:00 p.m. local time on the last day of the 123rd full calendar month following the Commencement Date, subject to adjustment and earlier termination as provided in the Lease.

Commencement Date:	The earlier of (a) the date on which Tenant occupies any portion of the Premises following completion of the Work described on Exhibit D and begins conducting business therein, or (b) December 1, 2022.

Basic Rent:	Basic Rent shall be the following amounts for the following periods of time:

Lease Month	Annual Basic Rent Rate Per Rentable Square Foot		Monthly Basic Rent
1 – 3	[	**]	[	**]
4 – 15	[	**]	[	**]
16 – 27	[	**]	[	**]
28 – 39	[	**]	[	**]
40 – 51	[	**]	[	**]

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52 – 63	[	**]	[	**]
64 – 75	[	**]	[	**]
76 – 87	[	**]	[	**]
88 – 99	[	**]	[	**]
100 – 111	[	**]	[	**]
112 – 123	[	**]	[	**]

*   No Basic Rent is payable for Lease Months 1 through 3; all other amounts set forth in this Lease shall remain due and payable as provided herein.

As used herein, the term “Lease Month” means each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Basic Rent rate applicable for such partial month).

Additional Rent:	Tenant’s Proportionate Share of Operating Costs, Taxes and Insurance Costs.

Security Deposit:	$[**], subject to reduction as provided in Section 6 below.

Rent:	Basic Rent, Additional Rent, and all other sums that become due and payable by Tenant to Landlord under the Lease.

Initial Monthly Payment:

The following shall constitute Tenant’s initial monthly payment of Rent required pursuant to this Lease (to be applied to Lease Month 4), subject to adjustment as set forth in the Lease:

Basic Rent:                     $[**]

Additional Rent:

Taxes ($1.55/sf)                 $[**]

Insurance ($0.20/sf)                $[**]

Operating Costs ($0.52/sf)             $[**]

Total Monthly Rent:                  $[**]

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Permitted Use:	General office, industrial, manufacturing (including a GMP manufacturing facility or a clinical trial materials pilot plant for the manufacture of pharmaceutical products), warehouse, and laboratory uses including for the purpose of manufacturing, receiving, storing, shipping and selling products, materials and merchandise made and/or distributed by Tenant.

Tenant’s Proportionate Share - Building:	100.00%, which is the percentage obtained by dividing (a) the number of rentable square feet leased to Tenant in the Building as stated above by (b) the 100,153 rentable square feet in the Building. Landlord and Tenant stipulate that the number of rentable square feet in the Building set forth above is conclusive and shall be binding upon them.

Tenant’s Proportionate Share - Project:	Tenant’s Proportionate Share of the Project is the percentage obtained by dividing (a) the number of rentable square feet in the Building as stated above by (b) the rentable square feet in the Project as it exists from time to time which, as of the date hereof is 17.63% (i.e., 100,153 rentable square feet in the Building divided by 568,084 rentable square feet in the Project).

Initial Liability Insurance Amount:	$[**]

Tenant’s Address:	Prior to Commencement Date: Immatics US, Inc. 2201 West Holcombe, Suite 205 Houston, TX 77030 Attention: [**] Telephone: [**] Email: [**]	Following Commencement Date: The Premises Attention: [**] Telephone: [**] Email: [**]

Landlord’s Address:	For all Notices: WEATHERFORD FARMS DC, L.P. c/o Jones Lang LaSalle Americas, Inc. 1400 Post Oak Boulevard, Suite 1100 Houston, Texas 77056 Attention: Property Manager Telephone: [**] Email: [**]	With a copy to: WEATHERFORD FARMS DC, L.P. 750 Town and Country Blvd. Suite 520 Houston, TX 77024 Attention: Asset Manager – Weatherford Farms Telephone: [**] Email: [**]

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TABLE OF CONTENTS

Page No.

1.	Definitions and Basic Provisions		1

2.	Lease Grant		1

3.	Tender of Possession		1

4.	Rent		2

	(a)	Payment	2
	(b)	Operating Costs	2
	(c)	Cap on Controllable Operating Costs	4
	(d)	Inspection and Audit Rights	4

5.	Delinquent Payment; Handling Charges		5

6.	Security Deposit		5

7.	Landlord’s Maintenance Obligations		6

	(a)	Ongoing Maintenance	6
	(b)	Tenant’s Self-Help	6

8.	Improvements; Alterations; Tenant’s Maintenance and Repair Obligations		7

	(a)	Improvements; Alterations	7
	(b)	Repairs; Maintenance	8
	(c)	Performance of Work	8
	(d)	Mechanic’s Liens	9
	(e)	Janitorial Services	9

9.	Utilities		10

10.	Use and Compliance with Law		10

	(a)	Use	10
	(b)	Compliance with Law	10

11.	Assignment and Subletting		11

	(a)	Transfers	11
	(b)	Consent Standards	11
	(c)	Request for Consent	12
	(d)	Conditions to Consent	12
	(e)	Attornment by Subtenants	12
	(f)	Cancellation	13
	(g)	Additional Compensation	13
	(h)	Permitted Transfers	13
	(i)	Space Sharing	14

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12.	Insurance; Waivers; Subrogation; Indemnity		14

	(a)	Tenant’s Insurance	14
	(b)	Landlord’s Insurance	15
	(c)	No Subrogation; Waiver of Property Claims	15
	(d)	Indemnity	15
	(e)	Cost of Landlord’s Insurance	16

13.	Subordination; Attornment; Notice to Landlord’s Mortgagee		16

	(a)	Subordination	16
	(b)	SNDA	16

14.	Rules and Regulations		17

15.	Condemnation		17

	(a)	Total Taking	17
	(b)	Partial Taking - Tenant’s Rights	17
	(c)	Intentionally Omitted	17
	(d)	Temporary Taking	17
	(e)	Award	17

16.	Fire or Other Casualty		17

	(a)	Repair Estimate	17
	(b)	Tenant’s Rights	18
	(c)	Landlord’s Rights	18
	(d)	Repair Obligation	18
	(e)	Abatement of Rent	18

17.	Personal Property Taxes		18

18.	Events of Default		19

	(a)	Payment Default	19
	(b)	Abandonment	19
	(c)	Estoppel	19
	(d)	Insurance	19
	(e)	Mechanic’s Liens	19
	(f)	Other Defaults	19
	(g)	Insolvency	19

19.	Remedies		20

	(a)	Termination of Lease	20
	(b)	Termination of Possession	20
	(c)	Perform Acts on Behalf of Tenant	20
	(d)	Suspension of Services	21

20.	Payment by Tenant; Non-Waiver; Cumulative Remedies		21

	(a)	Payment by Tenant	21
	(b)	No Waiver	21
	(c)	Cumulative Remedies	21

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21.	Intentionally Omitted		21

22.	Surrender of Premises		21

23.	Holding Over		22

24.	Certain Rights Reserved by Landlord		22

	(a)	Project Operations	22
	(b)	Building Operations	22
	(c)	Security	22
	(d)	Prospective Purchasers, Lenders and Tenants	22

25.	Intentionally Omitted		23

26.	Miscellaneous		23

	(a)	Landlord Transfer	23
	(b)	Landlord’s Liability	23
	(c)	Force Majeure	23
	(d)	Brokerage	23
	(e)	Estoppel Certificates	23
	(f)	Notices	24
	(g)	Separability	24
	(h)	Amendments; Binding Effect; No Electronic Records	24
	(i)	Quiet Enjoyment	25
	(j)	Entire Agreement	25
	(k)	Waiver of Jury Trial	25
	(l)	Governing Law	25
	(m)	Recording	25
	(n)	Water or Mold Notification	25
	(o)	Joint and Several Liability	25
	(p)	Financial Reports	26
	(q)	[Intentionally Omitted]	26
	(r)	Telecommunications	26
	(s)	Confidentiality	26
	(t)	Authority	27
	(u)	Security Service	27
	(v)	List of Exhibits	27
	(w)	Prohibited Persons and Transactions	27
	(x)	Determination of Charges	28
	(y)	No Invasive Testing	28
	(z)	Counterparts	28
	(aa)	No Consequential Damages	28
	(bb)	Attorneys’ Fees	28

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27.	Environmental Requirements		28

	(a)	Prohibition against Hazardous Materials	28
	(b)	Environmental Requirements	29
	(c)	Removal of Hazardous Materials	29
	(d)	Tenant’s Indemnity	30
	(e)	Inspections and Tests	30

28.	Parking		30

29.	Other Provisions		31

	(a)	Signage	31
	(b)	Generator; Liquid Nitrogen (LN2) Tanks	31

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LIST OF DEFINED TERMS

Page No.

Additional Allowance	5
Additional Rent	ii
Affiliate	1
Approval Criteria	3
Architect	1
Basic Lease Information	1
Basic Rent	i
Building	i
Building Signage	35
Building’s Structure	1
Building’s Systems	1
Casualty	22
Code Modification	13
Commencement Date	i
Completed Application for Payment	5
Consequential Damages	33
Construction Allowance	4
Controllable Operating Costs	7
Damage Notice	22
Default Rate	8
Environmental Requirements	34
Estimated Delivery Date	1
Event of Default	23
Generator	36
Governmental Requirements	13
Hazardous Materials	34
including	1
Initial Monthly Payment	iii
Inspection Period	7
Insurance Costs	20
Land	i
Landlord	1
Landlord’s Mortgagee	20
Law	1
Laws	1
Lease	1
Lease Month	ii
Loss	19
Minor Alterations	10
Mortgage	20
Negotiation Period	1
OFAC	14
Operating Costs	3

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Operating Costs and Tax Statement	6
Permitted Transfer	16
Permitted Transferee	16
Permitted Use	iii
Phase 1 Work	1
Premises	i
Prevailing Rental Rate	1
Preventative Measures	9
Primary Lease	20
Project	i
Rent	ii
Repair Period	22
Security Deposit	ii
Separate Utilities	12
Shared Users	17
SNDA	20
SNDA Deadline	20
Space Plans	1
Space Plans Delivery Deadline	1
Space Sharing	17
Taking	21
Tangible Net Worth	17
Tank	36
Taxes	6
Telecommunications Services	31
Tenant	1
Tenant Loss	19
Tenant Party	1
Tenant’s Off-Premises Equipment	1
Tenant’s Proportionate Share—Building	iii
Tenant’s Proportionate Share—Project	iii
Term	i
Total Construction Costs	4
Transfer	14
Untenantability	13
Untenantable	13
Work	2
Working Drawings	2

ix	Approved Texas Industrial Lease Form Based On Master Lease Version 22

LEASE

This Lease Agreement (this “Lease”) is entered into as of March 24, 2022, between WEATHERFORD FARMS DC, L.P., a Delaware limited partnership (“Landlord”), and IMMATICS US, INC., a Delaware corporation (“Tenant”).

1. Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) set forth above are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: “Affiliate” means any person or entity which, directly or indirectly controls, is controlled by, or is under common control with the party in question; “Building’s Structure” means the Building’s exterior walls, roof, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, and structural columns and beams; “Building’s Systems” means the Building’s HVAC, life-safety, plumbing, electrical, and mechanical systems; “including” means including, without limitation; “Laws” means all federal, state, and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders, and all interpretations of the foregoing that have jurisdiction and authority over the Project, Tenant or Landlord, as applicable, and all restrictive covenants affecting this Lease or the Project, and “Law” means any of the foregoing; “Tenant’s Off-Premises Equipment” means any of Tenant’s equipment or other property that may be located on or about the Project (other than inside the Premises); and “Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, licensees, guests and invitees.

2. Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises. Additionally, subject to the terms of this Lease and Landlord’s rules and regulations therefor, Landlord grants to Tenant and its employees and invitees a non-exclusive license to use any driveways, loading dock areas, roadways, rail tracks and other similar improvements as may be designated by Landlord from time to time as common areas for the common use and enjoyment of all tenants and occupants of the Project; provided, however that, any such designation by Landlord shall not prevent or impair Tenant’s reasonable access to and from the Premises.

3. Tender of Possession. Landlord and Tenant anticipate that possession of the Premises will be tendered to Tenant in the condition required by this Lease one (1) day after full execution and delivery of this Lease and receipt by Landlord of all sums due at execution together with evidence of Tenant’s insurance as required hereunder (the “Estimated Delivery Date”). If Landlord is unable to tender possession of the Premises in such condition to Tenant by the Estimated Delivery Date, then (a) the validity of this Lease shall not be affected or impaired thereby, (b) Landlord shall not be in default hereunder or be liable for damages therefor, and (c) Tenant shall not be obligated to pay Rent or perform any other obligation of Tenant under the terms of this Lease until Landlord delivers possession of the Premises to Tenant, and any period of rent abatement that Tenant would otherwise have enjoyed shall run from the date of delivery of possession and continue for a period equal to what Tenant would otherwise have enjoyed under the terms hereof. If possession is not delivered to Tenant within thirty (30) days after the Estimated

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Delivery Date for delivery of the Premises, Tenant may, at its option, by notice in writing to Landlord at any time following the end of said thirty (30) day period and prior to delivery of the Premises in accordance with this Lease, cancel this Lease, in which event the parties shall be discharged from all obligations hereunder, except that Landlord shall promptly return to Tenant the Security Deposit and the Initial Monthly Payment, together with any other amounts paid by Tenant to Landlord in connection with this Lease. By occupying the Premises, Tenant shall be deemed to have accepted the Premises in their condition as of the date of such occupancy, subject to the performance of punch-list items that remain to be performed by Landlord, if any. Within ten (10) days after request by Landlord, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit E hereto confirming (1) the Commencement Date and the expiration date of the initial Term, and (2) that Tenant has accepted the Premises; however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease. Occupancy of the Premises by Tenant prior to the Commencement Date shall be subject to all of the provisions of this Lease excepting only those requiring the payment of Basic Rent and Additional Rent.

4. Rent.

(a) Payment. Tenant shall timely pay to Landlord Rent, without notice with respect to Basic Rent, but subject to prior written notice setting forth all Additional Rent that is due and owing in accordance with this Lease, demand, deduction or set off (except as otherwise expressly provided herein), by good and sufficient check or wire drawn on a national banking association at Landlord’s address provided for in this Lease or as otherwise specified by Landlord and shall be accompanied by all applicable state and local sales or use taxes (provided, that, on or before the date which is ten (10) days prior to the end of each calendar year of the Term, Landlord shall provide Tenant a single invoice setting forth the Rent payable by Tenant for each month of the succeeding calendar year). The obligations of Tenant to pay Rent to Landlord and the obligations of Landlord under this Lease are independent obligations. Rent shall be payable monthly in advance. The first monthly installment of Basic Rent shall be payable contemporaneously with the execution of this Lease and applied to the fourth (4th) Lease Month; thereafter, Basic Rent shall be payable on the first day of each month beginning on the first day of the fifth (5th) Lease Month. No Basic Rent shall be due and payable for the first three (3) Lease Months. The monthly Rent for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Basic Rent (and Additional Rent) in effect during the partial month and the number of days in the partial month, and shall be due on the Commencement Date. Payments of Rent for any fractional calendar month at the end of the Term shall be similarly prorated.

(b) Operating Costs.

(1) Tenant shall pay to Landlord Tenant’s Proportionate Share of the annual Operating Costs (defined below) for the Building and Project. Thirty (30) days prior to the end of each calendar year of the Term, Landlord shall make a good faith estimate of Tenant’s Proportionate Share of Operating Costs for the following calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term, Tenant shall pay to Landlord, in advance concurrently with each monthly installment

2	Approved Texas Industrial Lease Form Based On Master Lease Version 22

of Basic Rent, an amount equal to the estimated Tenant’s Proportionate Share of Operating Costs for such calendar year or part thereof divided by the number of months therein. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year.

(2) The term “Operating Costs” means all expenses and disbursements (subject to the limitations set forth below) that [**], determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), including the following costs to the extent the same have been incurred and are allocable to the Building and/or Project, but subject to the exclusions expressly set forth herein: [**]. Operating Costs, Taxes (defined below) and Insurance Costs (defined below) for the Project may be prorated among the Building and the other buildings of the Project, as reasonably determined by Landlord; provided, however, that no there shall be no duplication of any Operating Costs, Taxes or Insurance Costs as between the Premises and the Project.

Operating Costs shall not include costs for [**].

To the extent not previously taken into account in determining Operating Costs, Operating Costs shall be reduced by all cash discounts, trade discounts, or quantity discounts received by Landlord or Landlord’s managing agent in the purchase of any goods, utilities, or services in connection with the operation of the Building and the Project. In the calculation of any expenses hereunder, it is understood that no expense shall be charged more than once. Landlord shall use commercially reasonable efforts in good faith to effect an equitable proration of bills for services rendered to the Building and the Project, and to any other property, if any, owned by the Landlord. Landlord further agrees that since one of the purposes of Operating Costs is to allow the Landlord to require the Tenant to pay for the costs attributable to the Premises and its pro-rata share of the costs actually incurred by Landlord and attributable to the Building and the Project [**]

(3) Tenant shall also pay Tenant’s Proportionate Share of the Taxes for the Building and Tenant’s Proportionate Share of the Taxes for the Project, as applicable, each year and partial year falling within the Term. Tenant shall pay Tenant’s Proportionate Share of Taxes in the same manner as provided above for Tenant’s Proportionate Share of Operating Costs. “Taxes” means taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under a restrictive covenant or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Building and/or the Project or the operation of the same (including the franchise tax set forth in V.T.C.A. Tax Code section 171.0001 et seq., as the same may be amended or recorded from time to time) excluding, however, penalties and interest thereon and federal and state taxes on income (if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax, sales tax, or use tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Premises, then all such taxes, assessments, or charges, or the part

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thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof). Taxes shall include the reasonable costs of consultants retained in an effort to lower taxes and all out-of-pocket costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project. For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project, and all rights to receive notices of reappraisement, as set forth in Sections 41.413 and 42.015 of the Texas Tax Code. Landlord will not collect or be entitled to collect Taxes from all of its tenants in an amount which is in excess of 100% of the Taxes actually paid or incurred by Landlord with respect to the Project.

(4) By April 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Operating Costs and Taxes for the previous year (the “Operating Costs and Tax Statement”). If Tenant’s estimated payments of Operating Costs or Taxes under this Section 4(b) for the year covered by the Operating Costs and Tax Statement exceed Tenant’s Proportionate Share of such items as indicated in the Operating Costs and Tax Statement, then Landlord shall promptly credit or reimburse Tenant for such excess; likewise, if Tenant’s estimated payments of Operating Costs or Taxes under this Section 4(b) for such year are less than Tenant’s Proportionate Share of such items as indicated in the Operating Costs and Tax Statement, then Tenant shall promptly pay Landlord such deficiency.

(c) Cap on Controllable Operating Costs. For purposes of calculating Tenant’s Proportionate Share of Operating Costs under Section 4(b)(2), [**].

(d) Inspection and Audit Rights.

(1) Provided that no Event of Default is then outstanding, Tenant shall have the right to inspect, during the [**] day period following the delivery of the Operating Costs and Tax Statement (the “Inspection Period”), such of Landlord’s books of account and records as pertain to and contain information concerning the Operating Costs and Taxes for the prior calendar year in order to verify the amounts thereof. Such inspection shall take place at Landlord’s office upon at least fifteen (15) days prior written notice from Tenant to Landlord. Landlord and Tenant shall act reasonably in assessing the other party’s calculation of the Operating Costs and Taxes. Tenant shall provide Landlord with a copy of its findings within thirty (30) days after completion of the audit. Tenant’s failure to exercise its rights hereunder within the Inspection Period shall be deemed a waiver of its right to inspect or contest the method, accuracy or amount of such Operating Costs and Taxes with respect to the previous year only.

(2) If Landlord’s calculation of the Operating Costs and Taxes or Tenant’s Proportionate Share thereof for the inspected calendar year was incorrect, Landlord shall make a correcting payment in full to Tenant within [**]days after the determination of the amount of such error if Tenant overpaid such amount, and Tenant shall pay Landlord within [**]days after the determination of such error if Tenant underpaid such amount. [**] within the above thirty (30) day period. If Tenant provides Landlord with written notice disputing the correctness of Landlord’s statement, and if such

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dispute shall have not been settled by agreement between the parties within thirty (30) days after Tenant provides Landlord with such written notice, Tenant may submit the dispute to (i) any one of the “Big 4” accounting firms, or (ii) a reputable firm of independent certified public accountants selected by Tenant and approved by Landlord, and the decision of such accountants shall be conclusive and binding upon the parties. If such accountant decides that there was an error, Landlord will make correcting payment if Tenant overpaid such amount, and Tenant shall pay Landlord if Tenant underpaid such amount. The fees and expenses involved in such decision shall be borne by the party required to make a correcting payment.

(3) Tenant shall maintain the results of each such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than any one of the “Big 4” accounting firms or an independent firm of certified public accountants [**]. Nothing in this Section 4(c) shall be construed to limit, suspend or abate Tenant’s obligation to pay Rent when due, including Additional Rent.

5. Delinquent Payment; Handling Charges. All payments required of Tenant hereunder not received within [**] ([**]amount is referred to herein as the “Default Rate”); additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a fee equal to the greater of [**] of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest. Notwithstanding the foregoing, no charges or fees referenced in this Section 5 shall be charged with respect to the first and second occurrence (but not any subsequent occurrence) during any twelve (12)-month period that Tenant fails to make payment within five (5) business days of the date due, until five (5) business days after Landlord delivers written notice of such delinquency to Tenant.

6. Security Deposit. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord the Security Deposit, which shall be held by Landlord to secure Tenant’s performance of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default (as defined herein). Landlord may, from time to time following an Event of Default, use all or a part of the Security Deposit to perform any obligation Tenant fails to perform hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its determined amount for that given calendar year. Subject to the requirements of, and conditions imposed by, Laws applicable to security deposits under commercial leases, Landlord shall, within the time required by applicable Law, return to Tenant the portion of the Security Deposit remaining after deducting all damages, charges and other amounts permitted by Law. Landlord and Tenant agree that such deductions shall include, without limitation, all damages and losses that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach of this Lease by Tenant. The Security Deposit may be commingled with other funds, and no interest shall be paid thereon. If Landlord transfers its interest in the Premises, Landlord will assign the Security Deposit to the transferee and, upon such transfer and the delivery to Tenant of an acknowledgement of the transferee’s responsibility

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for the Security Deposit as provided by Law, Landlord thereafter shall have no further liability for the return of the Security Deposit. Provided no monetary Event of Default occurs prior to each anniversary of the Commencement Date, Tenant shall be entitled to a reduction of the Security Deposit in the amount of $25,000.00 upon each anniversary of the Commencement Date during the initial Term. The remainder of the Security Deposit as exists from time to time will be held and applied by Landlord in accordance with the terms of this Section 6. To the extent Tenant is entitled to any such reduction, Landlord shall automatically apply the amount of such reduction as a credit against the monthly installment(s) of Basic Rent from Tenant next becoming due to Landlord with such credit being clearly delineated on the invoice submitted to Tenant.

7. Landlord’s Maintenance Obligations.

(a) Ongoing Maintenance. This Lease is intended to be a net lease; accordingly, except as otherwise stated herein, Landlord shall maintain, repair, and replace in good working order the Building’s Structure. The cost to replace any portion of the Building’s Structure shall be borne solely by Landlord, and all costs to repair and maintain the Building’s Structure shall be included in Operating Costs, to the extent permitted under Section 4(b)(2) above. Landlord shall not be responsible for any such work until Tenant notifies Landlord of the need therefor in writing. The Building’s Structure does not include skylights, windows, glass or plate glass, doors or overhead doors, special fronts, or office entries, dock bumpers, dock plates or levelers, loading areas and docks, and loading dock equipment, all of which shall be maintained by Tenant. Landlord’s liability for any defects, repairs, replacement or maintenance for which Landlord is specifically responsible for under this Lease shall be limited to the cost of performing the work. Additionally, Landlord shall maintain in good working order and repair the parking areas, and other common areas of the Project, including driveways, alleys, landscape and grounds surrounding the Premises and utility lines in a good condition, consistent with the operation of a bulk warehouse/industrial/manufacturing/office or service center facility, including maintenance, repair, and replacement of any rail tracks serving the Premises, the exterior of the Building (including painting), landscaping sprinkler systems, and any items normally associated with the foregoing. All costs in performing the work described in the foregoing sentence shall be included in Operating Costs, to the extent permitted under Section 4(b) above. Tenant shall promptly notify Landlord in writing of any work required to be performed under this Section 7, and Landlord shall not be responsible for performing such work until Tenant delivers to Landlord such notice.

(b) Tenant’s Self-Help. Landlord shall be in default hereunder if Landlord fails to perform any maintenance or repair obligation under this Lease, and such failure continues for a period of thirty (30) days after Landlord’s receipt of written notice from Tenant (which notice may be oral in the event of an emergency), or such longer period as may be reasonably necessary provided that Landlord commences the maintenance or repair within the thirty (30) day period and thereafter diligently pursues the maintenance or repair to completion. Notwithstanding the preceding sentence, in the event of an emergency (i.e., a condition that poses imminent risk of danger to persons or damage to property), Landlord shall commence its cure of such failure (e.g., engage qualified personnel to confirm the scope of the necessary repair, prepare necessary plans, commence necessary permitting and the like) as soon as reasonably practicable but in no event longer than five (5) days after receipt of Tenant’s notice, during which period Tenant may, at its option, take commercially reasonable steps to minimize damage from Landlord’s failure to perform

6	Approved Texas Industrial Lease Form Based On Master Lease Version 22

its maintenance or repair obligation (“Preventative Measures”). If Landlord fails to cure its failure within the applicable timeframes set forth herein, then in addition to the right to perform Preventative Measures, Tenant will have the right to perform Landlord’s maintenance or repair obligation in accordance with this Section. In addition, following Tenant’s performance of the obligation (including performance of any Preventative Measures), Landlord shall reimburse Tenant for all reasonable, out-of-pocket expenses incurred by Tenant in connection therewith, within thirty (30) days after receipt by Landlord of a list of the costs, together with copies of “paid” receipts and other reasonable and sufficient supporting documentation. In the event that Tenant takes any such action (including Preventative Measures), and such work will affect the Building’s Structure and/or the Building’s Systems, Tenant shall use only those contractors used or approved by Landlord in the Building for work on such Building’s Structure or Building’s Systems unless such contractors are unwilling or unable to perform, or timely perform, or perform at a reasonable and competitive cost, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in other comparable Class-A industrial buildings in the greater Houston industrial market. Landlord shall pay (in full) the invoice provided by Tenant within thirty (30) days after receipt of such invoice, together with reasonable and sufficient supporting documentation; however, if Landlord does not either pay (in full) the invoice provided by Tenant within thirty (30) days after receipt of such invoice, together with reasonable and sufficient supporting documentation or deliver a detailed written objection to Tenant within fifteen (15) days after receipt of such invoice, together with reasonable and sufficient supporting documentation, then Tenant shall be entitled to deduct from the next accruing installments of Basic Rent payable by Tenant under this Lease, the amount set forth in such invoice until reimbursed in full. [**].

8. Improvements; Alterations; Tenant’s Maintenance and Repair Obligations.

(a) Improvements; Alterations. (i) Improvements to the Premises shall be installed at Tenant’s expense, subject to the Construction Allowance and the Additional Allowance, only in accordance with plans and specifications which have been previously approved in writing by Landlord, which approval shall be governed by the provisions set forth in this Section 8(a), and (ii) except with respect to the Work and Minor Alterations, no alterations or additions in or to the Premises may be made without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Landlord may withhold its consent to any alteration or addition that would adversely affect (in the reasonable discretion of Landlord) (1) the Building’s Structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), or (2) the exterior appearance of the Building. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type on the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion, subject to Section 29(a) of this Lease. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance. “Minor Alterations” are alterations: (A) [**]; (B) [**]; and (C) [**]. All [**]which are consistent with the Tenant’s Space Plan approved by Landlord (as described and defined in Exhibit D attached hereto) are hereby approved by Landlord

7	Approved Texas Industrial Lease Form Based On Master Lease Version 22

(b) Repairs; Maintenance. Tenant shall maintain the Premises, including the loading areas and dock, and any loading dock equipment in connection with the Premises, in a clean, safe, and operable condition, and shall not permit or allow to remain damage to any portion of the Premises. Additionally, Tenant, at its sole expense, shall repair, replace and maintain in good condition and in accordance with all Laws and the equipment manufacturer’s suggested service programs, all portions of the Premises, Tenant’s Off-Premises Equipment and all areas, improvements and systems exclusively serving the Premises including loading docks, sump pumps, dock wells, dock equipment and loading areas, dock doors, dock seals, overhead doors, “levellors” and similar leveling equipment, plumbing, water, fire sprinkler system, and sewer lines up to points of common connection, entries, doors, ceilings, windows, interior walls, and the interior side of demising walls, and heating, ventilation and air conditioning systems (including any evaporative units), and other building and mechanical systems serving the Premises. Such repair and replacements include capital expenditures and repairs whose benefit may extend beyond the Term If Tenant fails to perform any of its maintenance obligations hereunder and such failure continues for five (5) business days after written notice from Landlord (or such longer period as may be reasonably required provided Tenant commences to perform such required maintenance within such five (5) business-day period and proceeds diligently to completion), then Landlord may make the same at Tenant’s cost. Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Building caused by a Tenant Party. If Tenant fails to make such repairs or replacements within fifteen (15) business days after the occurrence of such damage (or such longer period as may be reasonably required provided Tenant commences to make such repairs or replacements within such fifteen (15) business day period and proceeds diligently to completion), then Landlord may make the same at Tenant’s cost. If any such damage occurs outside of the Premises, then Landlord may elect to repair such damage at Tenant’s expense, rather than having Tenant repair such damage. The reasonable costs of all maintenance, repair or replacement work performed by Landlord under this Section 8 shall be paid by Tenant to Landlord within thirty (30) days after Landlord has invoiced Tenant therefor.

(c) Performance of Work. All work described in this Section 8 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord, which approval will not be unreasonably withheld for contractors and subcontractors that maintain the insurance coverages required by Landlord. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, Landlord’s property management company and Landlord’s asset management company as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require. Tenant shall provide Landlord with the names of the contractors performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building’s Structure and the Building’s Systems). All such work which may affect the Building’s Structure or the Building’s Systems must be approved by the Building’s engineer of record, at Tenant’s expense and, at Landlord’s election, must be performed by Landlord’s usual contractor for such work. All work affecting the Building roof must be performed by Landlord’s roofing contractor, and will not be permitted if it would void or reduce the warranty on the roof.

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(d) Mechanic’s Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Project in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors and all subcontractors and materialmen who Tenant (or Tenant’s general contractor) directly contracted with to perform such work. If a lien is filed, then Tenant shall, within thirty (30) days after Landlord has delivered notice of the filing thereof to Tenant (or earlier, as necessary to prevent the forfeiture of the Premises, the Project or any interest of Landlord therein or the imposition of any fine with respect thereto), either (1) pay the amount of the lien and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Landlord a bond or other security as may be necessary to remove or discharge such lien of record. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten (10) days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises during the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Project or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.

(e) Janitorial Services. Tenant, at its sole expense, shall provide janitorial services to the Premises and shall maintain the Premises in a clean and safe condition. Tenant shall store all trash and garbage within the area and in receptacles designated from time to time by Landlord and shall, at its sole expense, arrange for the regular pickup of such trash and garbage pursuant to reasonable regulations established by Landlord from time to time. If Tenant fails to provide janitorial services to the Premises or trash removal services in compliance with the foregoing and such failure continues for more than five (5) business days after written notice to Tenant (or more than twice in any 12-month period), Landlord, in addition to any other rights and remedies available to it, may provide such services, and Tenant shall pay to Landlord the cost thereof, plus an administrative fee equal [**] after Landlord delivers to Tenant an invoice therefor.

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9. Utilities. Landlord represents that the following utilities are separately metered to the Building (“Separate Utilities”); gas, electricity, heat, and telephone. Tenant shall directly contract with applicable utility providers for all of the Separate Utilities and pay directly to the applicable provider the cost of such services, together with any taxes, penalties, surcharges, connection charges, maintenance charges, and the like pertaining to Tenant’s use of the Premises, in which case such expenses shall not be included in Operating Costs. Water (including sewer) is metered to the Project (i.e., the Building plus two other buildings). Tenant, at its option may install a submeter to measure Tenant’s use of water (including sewer) at the Premises in which case the Landlord meter shall be read by Landlord or Landlord’s designee, and Tenant shall pay to Landlord, within thirty (30) days after receipt of an invoice therefor, the cost of such service based on rates charged for such service by the utility company furnishing such service, including all taxes, but without markup. Should Tenant not submeter the Premises for water/sewer; Landlord shall, using its good-faith, reasonable judgment, allocate the expenses for water/sewer among the existing tenants of the Project based upon density, usage, and other factors in Landlord’s reasonable judgment. Landlord shall not be liable for any interruption or failure of utility service to the Premises, and such interruption or failure of utility service shall not be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant’s obligations hereunder. [**]. “Untenantable” or “Untenantability” means that Tenant [**].

10. Use and Compliance with Law.

(a) Use. Tenant shall use the Premises only for the Permitted Use and shall comply with all Laws relating to this Lease and/or the use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building’s Structure or the Building’s Systems. The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or for the storage of any Hazardous Materials (except as provided in Section 27 hereto). Outside storage, including storage of trucks or other vehicles, is prohibited without Landlord’s prior written consent. If, because of a Tenant Party’s acts or because Tenant vacates the Premises, the rate of insurance on the Building or its contents increases, then Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not waive any of Landlord’s other rights. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Project.

(b) Compliance with Law.

(1) Existing Governmental Regulations. If any federal, state or local laws, ordinances, orders, rules, regulations or requirements (collectively, “Governmental Requirements”) in existence as of the date of the Lease require an alteration or modification of the Premises (a “Code Modification”) and such Code Modification (i) is not made necessary as a result of the specific use being made by Tenant of the Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any building comparable to the Building irrespective of the use thereof by any particular occupant), and (ii) is not made necessary as a result of any alteration of the Premises by Tenant, such Code Modification shall be performed by Landlord, at Landlord’s sole cost and expense.

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(2) Governmental Regulations – Landlord Responsibility. If, as a result of one or more Governmental Requirements that are not in existence as of the date of this Lease, it is necessary from time to time during the Term, to perform a Code Modification to the Building or the Project that (i) is not made necessary as a result of the specific use being made by Tenant of the Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any building comparable to the Building irrespective of the use thereof by any particular occupant), and (ii) is not made necessary as a result of any alteration of the Premises by Tenant, such Code Modification shall be performed by Landlord and cost thereof shall be included in Operating Costs.

(3) Governmental Regulations – Tenant Responsibility. If, as a result of one or more Governmental Requirements, it is necessary from time to time during the Term to perform a Code Modification to the Building or the Project that is made necessary as a result of the specific use being made by Tenant of the Premises or as a result of any alteration of the Premises by Tenant, such Code Modification shall be the sole and exclusive responsibility of Tenant in all respects; provided, however, that Tenant shall have the right to retract its request to perform a proposed alteration in the event that the performance of such alteration would trigger the requirement for a Code Modification.

11. Assignment and Subletting.

(a) Transfers. Except as provided in Section 11(h), Tenant shall not, without the prior written consent of Landlord, (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 11(a)(1) through 11(a)(6) being a “Transfer”).

(b) Consent Standards. Landlord shall not unreasonably withhold its consent to any assignment or subletting of the Premises, provided that the proposed transferee (1) is creditworthy, (2) has a good reputation in the business community, (3) will use the Premises for the Permitted Use (thus, excluding, without limitation, uses for credit processing and telemarketing) and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Building or Project, (4) will not use the Premises, Building or Project in a manner that would materially increase the pedestrian or vehicular traffic to the Premises, Building or Project, (5) is not a governmental entity, or subdivision or agency thereof, (6) is not another occupant of the Building or Project, (7) is in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order

11	Approved Texas Industrial Lease Form Based On Master Lease Version 22

Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto; and (8) is not a person or entity with whom Landlord is then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Building or Project, or any Affiliate of any such person or entity; otherwise, Landlord may withhold its consent in its sole discretion. Additionally, Landlord may withhold its consent to any proposed Transfer if any Event of Default by Tenant then exists.

(c) Request for Consent. At least [**] prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address of the proposed transferee and any entities and persons who own, control or direct the proposed transferee; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Within [**] after written notice from Landlord, [**].

(d) Conditions to Consent. If Landlord consents to a proposed Transfer, the proposed transferee shall deliver to Landlord a written agreement expressly assuming Tenant’s obligations hereunder; however, any transferee of less than all of the Premises shall be liable only for obligations under this Lease properly allocable to the space subject to the Transfer, for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease; Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. If an Event of Default occurs while any part of the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant, and apply such rents against Rent. Tenant instructs its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

(e) Attornment by Subtenants. Each sublease hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any counterclaim, offset or defense of such subtenant against Tenant, (3) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant has paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (4) bound by any security or advance rental deposit made by such subtenant which is not delivered to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in

12	Approved Texas Industrial Lease Form Based On Master Lease Version 22

connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically, as a condition of its occupying or using any part of the Premises, to have agreed to be bound by the terms of this Section 11(e).

(f) Cancellation. Landlord may, within [**] after receipt of Tenant’s written request for Landlord’s consent to an assignment or subletting, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective; provided, however, that Tenant may [**]. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date, relating to such portion of the Premises. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant.

(g) Additional Compensation. Tenant shall pay to Landlord, immediately upon receipt thereof, [**].

(h) Permitted Transfers. Notwithstanding Section 11(a), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

(1) [**];

(2) [**]; or

(3) [**].

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Building, the Project, Landlord or other tenants of the Building or Project. No later than 30 days after the effective date of any Permitted Transfer, Tenant shall furnish Landlord with (A) copies of the instrument effecting such Permitted Transfer, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to such Transfer, (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee, and (D) evidence of compliance with the regulations of OFAC and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto, including the name and address of the Permitted Transferee and any entities and persons who own, control or direct the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with GAAP, excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 11.

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(i) [**].

12. Insurance; Waivers; Subrogation; Indemnity.

(a) Tenant’s Insurance. Effective as of the earlier of (1) the date Tenant enters or occupies the Premises, or (2) the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies: (A) commercial general liability insurance in amounts of [**] per occurrence or, following the expiration of the initial Term, such other amounts as Landlord from time to time reasonably requires (and, if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy (e.g., the sale, service or consumption of alcoholic beverages), Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter in such amounts as Landlord may reasonably require), insuring Tenant, Landlord, Landlord’s property management company, Landlord’s asset management company and, if requested in writing by Landlord, Landlord’s Mortgagee against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises and (without implying any consent by Landlord to the installation thereof) the installation, operation, maintenance, repair or removal of Tenant’s Off-Premises Equipment, (B) insurance covering the full value of all alterations and improvements and betterments in the Premises, naming Landlord and Landlord’s Mortgagee as additional loss payees as their interests may appear, (C) insurance covering the full value of all furniture, trade fixtures and personal property (including property of Tenant or others) in the Premises or otherwise placed in the Project by or on behalf of a Tenant Party (including Tenant’s Off-Premises Equipment), (D) contractual liability insurance sufficient to cover Tenant’s indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy), (E) worker’s compensation insurance, (F) business interruption insurance in an amount at least equal to nine (9) months of Basic Rent, and (G) an umbrella insurance policy in an amount at least equal to $[**] in the aggregate. The commercial general liability insurance to be maintained by Tenant may have a deductible of no more than [**] per occurrence; the property insurance to be maintained by Tenant may have a deductible of no more than [**] per occurrence. Tenant’s insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage; Landlord’s policy will be excess over Tenant’s policy. Tenant shall furnish to Landlord certificates of such insurance least ten (10) days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises, and at least fifteen (15) days prior to each renewal of said insurance, and Tenant shall notify Landlord at least thirty (30) days before cancellation of any such insurance policies. All such insurance policies shall be in form reasonably satisfactory to Landlord and issued by companies with a Best’s rating of A+:VII or better. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, and such failure continues for more than [**] days after written notice from Landlord, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord within [**] after written notice from Landlord, the premium costs thereof, plus an administrative fee of [**] of such cost.

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(b) Landlord’s Insurance. Throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies: [**]. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. The cost of all insurance carried by Landlord with respect to the Project shall be included in Insurance Costs (defined below). The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

(c) No Subrogation; Waiver of Property Claims. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy of the types described in this Section 12 that covers the Project, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss (defined below). Additionally, Tenant waives any claim it may have against Landlord for any Loss to the extent such Loss is caused by a terrorist act. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party. Notwithstanding any provision in this Lease to the contrary, Landlord, its agents, employees and contractors shall not be liable to Tenant or to any party claiming by, through or under Tenant for (and Tenant hereby releases Landlord and its servants, agents, contractors, employees and invitees from any claim or responsibility for) any damage to or destruction, loss, or loss of use, or theft of any property of any Tenant Party located in or about the Project, caused by casualty, theft, fire, third parties or any other matter or cause, regardless of whether the negligence of any party caused such loss in whole or in part. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, any property of any Tenant Party located in or about the Project.

(d) Indemnity.

(1) Subject to Section 12(c), Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) arising from any injury to or death of any person or the damage to or theft, destruction, loss or loss of use of, or any property (a “Loss”) occurring [**].

(2) Subject to Section 12(c), Landlord shall defend, indemnify, and hold harmless Tenant and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) arising from any injury to or death of any person or the damage to or theft, destruction, loss or loss of use of, or any property (“Tenant Loss”) [**].

(3) The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel reasonably satisfactory to the indemnified party.

15	Approved Texas Industrial Lease Form Based On Master Lease Version 22

(e) Cost of Landlord’s Insurance. Tenant shall pay Tenant’s Proportionate Share of the cost of the insurance carried by Landlord from time to time with respect to the Project, which may include fire and extended coverage insurance (including extended and broad form coverage risks, mudslide, land subsidence, volcanic eruption, flood, earthquake and rent loss insurance) and comprehensive general public liability insurance and excess liability insurance, in such amounts and containing such terms as Landlord deems necessary or desirable (collectively, “Insurance Costs”). [**]. Each payment of Insurance Costs shall be due and payable at the same time as, and in the same manner as, provided above for Tenant’s Proportionate Share of Operating Costs. The initial monthly payment of Insurance Costs is based upon Landlord’s good faith estimate of Tenant’s Proportionate Share of the estimated Insurance Costs for the remainder of the first calendar year. [**]. If, following Landlord’s receipt of the bill for the insurance premiums for a calendar year, Landlord determines that Tenant’s total payments of Insurance Costs are less than Tenant’s Proportionate Share of actual Insurance Costs, Tenant shall pay to Landlord the difference within thirty (30) days after written notice from Landlord; if Tenant’s total payments of Insurance Costs are more than Tenant’s Proportionate Share of actual Insurance Costs, Landlord shall retain such excess and credit it to Tenant’s future payments of Insurance Costs (unless such adjustment is at the end of the Term, in which event Landlord shall refund such excess to Tenant within thirty (30) days after expiration).

13. Subordination; Attornment; Notice to Landlord’s Mortgagee.

(a) Subordination. Subject to the provisions of Section 13(b) below, this Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a “Mortgage”), or any ground lease, master lease, or primary lease (each, a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”). Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing.

(b) SNDA. Notwithstanding anything to the contrary herein, on or before the date that is thirty (30) days following the Lease Date (the “SNDA Deadline”) Landlord shall obtain a subordination, non-disturbance and attornment agreement from the current Landlord’s Mortgagee in the form attached hereto as Exhibit H (the “SNDA”). Landlord represents and warrants that as of the Lease Date, there is no Mortgage or Primary Lease encumbering the Building or the Project other than the interest of the Landlord’s Mortgagee. [**]. If Landlord does not deliver the SNDA on or before the SNDA Deadline (in such form as required by this Article 13 or in such form to which Tenant shall otherwise agree in its sole but reasonable discretion), then Tenant shall have the right to (but shall not be obligated to) terminate this Lease upon written notice delivered to Landlord within [**] after the SNDA Deadline. The subordination of Tenant’s rights hereunder to any future Landlord’s Mortgagee under Section 13(a) shall be conditioned upon such future Landlord’s Mortgagee’s execution and delivery of a subordination, non-disturbance and attornment agreement substantially in the form attached as Exhibit H or such other commercially reasonable form as is reasonably acceptable to Tenant and such Landlord’s Mortgagee or other institutional lenders.

16	Approved Texas Industrial Lease Form Based On Master Lease Version 22

14. Rules and Regulations. Tenant shall comply with the rules and regulations of the Project which are attached hereto as Exhibit C. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Project and related facilities, provided that Landlord must provide Tenant with reasonable advance notice thereof and provided such changes are applicable to all tenants of the Project, will not unreasonably interfere with Tenant’s use of the Premises and are enforced by Landlord in a non-discriminatory manner. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party. To the extent that any rules and regulations conflict with the express terms of this Lease, the terms of this Lease shall control.

15. Condemnation.

(a) Total Taking. If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), [**]. If Landlord receives notice of a Taking or a threat of such Taking (regardless of whether such Taking is a total, partial or temporary Taking), [**] following receipt of such notice, Landlord shall provide Tenant written notice containing a copy of the notice received by Landlord.

(b) Partial Taking — Tenant’s Rights. If any part of the Project becomes subject to a Taking and such Taking will prevent Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, [**], and Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

(c) Intentionally Omitted.

(d) Temporary Taking. If all or any portion of the Premises becomes subject to a Taking [**].

(e) Award. If any Taking occurs, then [**]; however, nothing contained in this Article shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s property or above building standard installations or other improvements included in such Taking and for any moving expenses, provided any such award is in addition to, and does not result in a reduction of, the award made to Landlord.

16. Fire or Other Casualty.

(a) Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a “Casualty”), Landlord shall, [**] after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.

17	Approved Texas Industrial Lease Form Based On Master Lease Version 22

(b) Tenant’s Rights. [**].

(c) Landlord’s Rights. If a Casualty damages a material portion of the Building and the damage to the Premises exceeds [**] of the replacement cost thereof (excluding foundations and footings), as reasonably estimated by Landlord, and such damage occurs during the last year of the Term, then, so long as Tenant has not elected to exercise its Renewal Option, Landlord may terminate this Lease by giving written notice of its election to terminate within [**] after the Damage Notice has been delivered to Tenant.

(d) Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty within the Repair Period; however, Landlord shall not be required to repair or replace any alterations or betterments within the Premises other than repairs or replacement of Building’s Structure and Building’s Systems that are the responsibility of Landlord (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Building. If Landlord fails to substantially complete such restoration within [**] beyond the Repair Period, Tenant shall have the right to terminate this Lease upon [**] prior written notice to Landlord delivered within thirty (30) days after the expiration of such [**] period provided, no such termination shall be effective if Landlord substantially completes the restoration prior to the termination date.

(e) Abatement of Rent. If the Premises are damaged by Casualty, Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Landlord’s repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be), unless the gross negligence or willful misconduct of a Tenant Party caused such damage, in which case, Tenant shall continue to pay Rent without abatement.

17. Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises or in or on the Building or Project. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within thirty (30) days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the non-payment thereof does not pose a threat of loss or seizure of the Project or interest of Landlord therein or impose any fee or penalty against Landlord.

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18. Events of Default. Each of the following occurrences shall be an “Event of Default”:

(a) Payment Default. Tenant’s failure to pay Rent within five (5) business days of the date due, which failure continues for five (5) business days after Landlord has delivered written notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent within three (3) business days of the date due and, during the twelve (12) month interval preceding such failure, Landlord has given Tenant written notice of failure to pay Rent on two or more occasions;

(b) Abandonment. Tenant abandons or vacates the Premises or any substantial portion thereof;

(c) Estoppel. Tenant fails to provide any estoppel certificate after Landlord’s written request therefor pursuant to Section 26(e) and such failure shall continue for seven (7) business days after Landlord’s second written notice thereof to Tenant;

(d) Insurance. Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Section 12(a) and such failure shall continue for seven (7) business days after Landlord’s second written notice thereof to Tenant;

(e) Mechanic’s Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of Tenant, within the time and in the manner required by Section 8(d) and such failure shall continue for five (5) business days after Landlord’s second written notice thereof to Tenant;

(f) Other Defaults. Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than thirty (30) days after Landlord has delivered to Tenant written notice thereof provided, however, that if the nature of Tenant’s failure to perform is such that more than thirty (30) days are reasonably required to cure, then such failure to perform shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and thereafter diligently pursues such cure to completion within a reasonable time; and

(g) Insolvency. The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 18(g), any guarantor of Tenant’s obligations hereunder) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; (4) for the reorganization or modification of Tenant’s capital structure; or (5) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within ninety (90) days after the filing thereof.

19	Approved Texas Industrial Lease Form Based On Master Lease Version 22

19. Remedies. Landlord’s sole remedy for the Event of Default set forth in Subsection 18(b) above (Abandonment) is termination of this Lease. Upon any other Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

(a) Termination of Lease. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 20(a), and (3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal, Southwest Edition, in its listing of “Money Rates” minus one percent, minus (B) the then present fair rental value of the Premises for such period, similarly discounted;

(b) Termination of Possession. Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 20(a), and (3) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all reasonable costs incurred by Landlord in reletting the Premises. If Landlord elects to proceed under this Section 19(b), Landlord may remove all of Tenant’s property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage which may be occasioned thereby. Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole reasonable discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building or Project and Landlord shall not be obligated to accept any prospective tenant unless such proposed tenant meets all of Landlord’s leasing criteria. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 19(b). If Landlord elects to proceed under this Section 19(b), it may at any time elect to terminate this Lease under Section 19(a);

(c) Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, except to the extent due to Landlord’s gross negligence or willful misconduct in performing such obligation, and Tenant shall reimburse Landlord on demand for any reasonable expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Default Rate; or

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(d) Suspension of Services. Suspend any services required to be provided by Landlord hereunder without being liable for any claim for damages therefor.

20. Payment by Tenant; Non-Waiver; Cumulative Remedies.

(a) Payment by Tenant. During any Event of Default, if Landlord elects to take possession of the Premises, then Tenant shall pay to [**]. To the full extent permitted by law, Landlord and Tenant agree the federal and state courts of the state in which the Premises are located shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.

(b) No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

(c) Cumulative Remedies. Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Landlord may have at law or in equity, (2) shall be cumulative, and (3) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

21. Intentionally Omitted.

22. Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and condition, free of Hazardous Materials placed on the Premises during the Term, broom-clean, reasonable wear and tear (and condemnation and Casualty damage not caused by Tenant, as to which Sections 15 and 16 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided that no Event of Default then exists under this Lease, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises or elsewhere in the Building by Tenant (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord or any wiring or cabling unless Landlord requires such removal). Additionally, Tenant shall remove such alterations, additions, improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling, and furniture (including Tenant’s Off-Premises Equipment) as Landlord requests; however, Tenant shall not be required to remove any addition or improvement to the Premises or the Project for which Landlord’s approval was obtained unless Landlord has specifically stated in writing to Tenant at the time of providing its approval to the installation of such improvement or addition that the improvement or addition in question must be removed at the expiration or earlier termination of the Lease. Tenant shall repair all damage caused by such removal. All items not so removed shall, at Landlord’s option, be deemed to have

21	Approved Texas Industrial Lease Form Based On Master Lease Version 22

been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items; any such disposition shall not be considered a strict foreclosure or other exercise of Landlord’s rights in respect of the security interest granted under Section 21. The provisions of this Section 22 shall survive the end of the Term.

23. Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, (a) Tenant shall pay, in addition to the other Rent, Basic Rent [**], and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 23 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure.

24. Certain Rights Reserved by Landlord. Provided that the exercise of such rights does not unreasonably interfere with Tenant’s use and occupancy of the Premises, Landlord shall have the following rights:

(a) Project Operations. To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project, or any part thereof;

(b) Building Operations. To enter upon the Premises (after giving Tenant no less than twenty-four (24) hours’ prior written notice thereof (which notice may be provided by email addressed to: [**], which may be oral notice, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; to change the name of the Building; and, to the extent required by Laws, to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;

(c) Security. To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants; evacuating the Building for cause, suspected cause, or for emergency drill purposes;

(d) Prospective Purchasers, Lenders and Tenants. Upon no less than twenty-four (24) hours prior written notice (which notice may be provided by email addressed to: [**]) to enter the Premises at reasonable times and in coordination with Tenant, to show the Premises to (i) prospective purchasers or lenders; and (ii) prospective tenants at any time during the last twelve (12) months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to renew the Term) or at any time following the occurrence of an Event of Default which remains uncured.

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With respect to this Article 24, except in the case of an emergency, Tenant shall have the right to have a representative present during any such access by Landlord. With respect to Landlord’s access for the purpose of showing the Premises, Landlord agrees to use reasonable efforts to schedule the showings during normal business hours that are mutually convenient for Landlord and Tenant, and with respect to Landlord’s access for the purpose of non-emergency property inspections, maintenance or any other purpose, Landlord agrees to use reasonable efforts to coordinate and schedule the access during Tenant’s normal business hours that are mutually convenient for Landlord and Tenant so as to minimize disruptions to Tenant’s operations at the Premises. Tenant agrees to use commercially reasonable efforts to cooperate with Landlord in scheduling such showings. Landlord acknowledges and agrees that Tenant shall have the right to restrict certain portions of the Premises from access by Landlord and/or other individuals without the appropriate training and credentials in accordance with regulations promulgated by the Food and Drug Administration or as Tenant may otherwise reasonably determine is required to comply with any applicable Law.

25. Intentionally Omitted.

26. Miscellaneous.

(a) Landlord Transfer. Landlord may transfer any portion of the Project and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes in writing Landlord’s obligations hereunder arising from and after the transfer date.

(b) Landlord’s Liability. [**]. Additionally, Tenant hereby waives its statutory lien under Section 91.004 of the Texas Property Code.

(c) Force Majeure. Other than for obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorist acts or activities, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

(d) Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than Colliers International Houston, Inc., and Cushman & Wakefield of Texas, Inc., whose commission shall be paid by Landlord pursuant to separate written agreements. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

(e) Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within ten (10) business days after Landlord has made a written request therefor, an estoppel certificate signed by Tenant substantially in the form attached hereto as Exhibit F, subject to the right of Tenant to disclose any discrepancies that it is aware of as of the date of such estoppel. If Tenant does not deliver to Landlord the estoppel certificate signed by Tenant within such required time period, Landlord, Landlord’s Mortgagee and any prospective

23	Approved Texas Industrial Lease Form Based On Master Lease Version 22

purchaser or mortgagee, may conclusively presume and rely upon the following facts: (1) this Lease is in full force and effect; (2) the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (3) not more than one monthly installment of Basic Rent and other charges have been paid in advance; (4) there are no claims against Landlord nor any defenses or rights of offset against collection of Rent or other charges; and (5) Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of the presumed facts as of the date of such estoppel, which shall be deemed to be dated as of the date of the request made by Landlord.

(f) Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in the Basic Lease Information. Any such notices shall, unless otherwise provided herein, be given or served (i) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (ii) by overnight delivery using a nationally recognized overnight courier, (iii) by personal delivery, or (iv) by electronic mail addressed to the electronic mail address set forth in the Basic Lease Information for the party to be notified with a confirmation copy delivered by another method permitted under this Section 24(f) (i), (ii) or (iii). Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee (even if such addressee refuses delivery thereof). Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address. Except for electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Lease be entered into, executed, terminated, altered, amended or modified by electronic mail or electronic record, except for the delivery or transmission of signatures as expressly provided in Section 24(z). A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Tenant shall be deemed given by Tenant and notices given by counsel to the Landlord shall be deemed given by Landlord.

(g) Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

(h) Amendments; Binding Effect; No Electronic Records. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived unless such waiver is in writing signed by such party, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of either party to insist upon the performance by the other party in strict accordance with the terms hereof. Landlord and Tenant hereby agree not to conduct the transactions or communications contemplated by this Lease by electronic means, except (i) by electronic mail as specifically set forth in Section 26(f) and (ii) for the delivery or transmission of

24	Approved Texas Industrial Lease Form Based On Master Lease Version 22

signatures as expressly provided in Section 26(z); nor shall the use of the phrase “in writing” or the word “written” be construed to include electronic communications except by electronic mail as specifically set forth in Section 26(f). The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

(i) Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

(j) Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

(k) Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

(l) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Texas. In the event that any legal action is brought regarding this Lease or any matters relating thereto, exclusive jurisdiction shall be solely in the State of Texas and venue shall lie solely in the state district courts of the County of Fort Bend.

(m) Recording. This Lease shall not be recorded; however, Landlord and Tenant shall promptly after the Lease Date execute, acknowledge and deliver a memorandum with respect to this Lease sufficient for recording substantially in the form of Exhibit I attached hereto and each party shall have the right, at such recording party’s cost, to record the memorandum. Within ten (10) days after the end of the Term or if this Lease is earlier terminated, Tenant shall enter into such documentation as is reasonably required by Landlord to remove the memorandum of record.

(n) Water or Mold Notification. To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Project, Tenant shall promptly notify Landlord thereof in writing.

(o) Joint and Several Liability. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

25	Approved Texas Industrial Lease Form Based On Master Lease Version 22

(p) Financial Reports. Within twenty (20) days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements; provided, however, if Tenant is a publicly traded corporation, Tenant may satisfy its obligations hereunder by providing to Landlord Tenant’s most recent annual and quarterly reports. Landlord will not disclose any aspect of Tenant’s financial statements except (1) to Landlord’s Mortgagee or prospective mortgagees or (2) purchasers of the Building who have executed a non-disclosure agreement with Landlord, (3) in litigation between Landlord and Tenant, and/or (4) if required by court order. Tenant shall not be required to deliver the financial statements required under this Section 26(p) more than once in any 12-month period unless requested by Landlord’s Mortgagee or a prospective buyer or lender of the Building or an Event of Default occurs.

(q) [Intentionally Omitted].

(r) Telecommunications. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent, not to be unreasonably withheld. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Building, applicable Laws and Landlord’s policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

(s) Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent; however, Tenant may disclose the terms and conditions of this Lease if required by Law (including without limitation Federal securities laws and regulations) or court order, SEC reporting obligations, or to its attorneys, accountants, employees and existing or prospective financial partners, investors or lenders (and their attorneys, accountants and employees) provided same are advised by Tenant of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). Tenant shall be liable for any disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by Tenant. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

26	Approved Texas Industrial Lease Form Based On Master Lease Version 22

(t) Authority. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.

(u) Security Service. Tenant acknowledges and agrees that, while Landlord may (but shall not be obligated to) patrol the Building or Project, Landlord is not providing any security services with respect to the Premises or Tenant’s Off-Premises Equipment and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry by any third party into the Premises or any area where Tenant’s Off-Premises Equipment is located or any other breach of security by such third party with respect to the Premises or Tenant’s Off-Premises Equipment.

(v) List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A - Outline of Premises

Exhibit B - Description of the Land

Exhibit C - Building Rules and Regulations

Exhibit D - Tenant Finish-Work

Exhibit E - Form of Confirmation of Commencement Date Letter

Exhibit F - Form of Tenant Estoppel Certificate

Exhibit G - Renewal Option

Exhibit H - SNDA

Exhibit I – Memorandum of Lease

(w) Prohibited Persons and Transactions. Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto. Landlord represents and warrants to Tenant that Landlord is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto.

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(x) Determination of Charges. Landlord and Tenant agree that each provision of this Lease for determining charges and amounts payable by Tenant (including provisions regarding Additional Rent and Tenant’s Proportionate Share of Taxes and Insurance Costs) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

(y) No Invasive Testing. Tenant shall not undertake, nor shall Tenant permit any Tenant Party to undertake, any invasive investigation, drilling or sampling of the soil or groundwater at the Project without the prior written consent of Landlord, which consent shall be in Landlord’s sole discretion.

(z) Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Lease. To facilitate execution of this Lease, the parties may execute and exchange signature pages by facsimile or via electronic mail (*.pdf or similar file types). The parties further agree that counterparts of this Lease may be signed electronically via Adobe Sign, DocuSign protocol or other electronic platform. All such signatures may be used in the place of original “wet ink” signatures to this Lease and shall have the same legal effect as the physical delivery of an original signature.

(aa) No Consequential Damages. In no event shall either party hereunder be liable for, and both Landlord, on behalf of itself and all other Landlord Parties, and Tenant, on behalf of itself and all other Tenant Parties, hereby waives any claim for, any special, incidental, indirect, consequential or punitive damages, including without limitation any damages relating to lost profits and loss of business opportunity (collectively, “Consequential Damages”), whether or not such damages could have been reasonably foreseen by either Landlord or Tenant. The foregoing waiver of Consequential Damages shall not apply to consequences of Holding Over (as set forth in Section 23) or a breach by Tenant of Section 27 below.

(bb) Attorneys’ Fees. In the event of any legal action or proceeding brought by any party against the other arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in such action (including, without limitation, all costs of appeal) and such amount shall be included in any judgment rendered in such proceeding.

27. Environmental Requirements.

(a) Prohibition against Hazardous Materials. Except for Hazardous Materials contained in products used by Tenant in de minimis quantities for ordinary cleaning and office purposes and for such other Hazardous Materials transported, used, stored, generated, manufactured and/or disposed in connection with Tenant’s business at the Premises in compliance with applicable Law, including all such Hazardous Materials permitted in connection with Group B Occupancy as set forth in “The International Building Code” developed by the International Code Council, Tenant shall not permit or cause any party to bring any Hazardous Materials upon

28	Approved Texas Industrial Lease Form Based On Master Lease Version 22

the Premises or in the Project or transport, store, use, generate, manufacture, dispose, or release any Hazardous Materials on or from the Premises or the Project without Landlord’s prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as reasonably requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture, or release of Hazardous Materials on the Premises or in the Project, and Tenant shall promptly deliver to Landlord a copy of any written notice (or similar written citation) of a violation relating to the Premises or the Project of any Environmental Requirement. Notwithstanding anything to the contrary set forth in this Lease, in no event may Tenant use, store or maintain at the Premises any chlorinated solvents or PFAS chemicals, nor may Tenant install any underground storage tanks. Tenant shall be required to provide secondary containment for all above-ground storage tanks.

(b) Environmental Requirements. The term “Environmental Requirements” means all Laws regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project or the environment including the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act and all state and local counterparts thereto, and any common or civil law obligations including nuisance or trespass, and any other requirements of Section 14 and Exhibit C of this Lease. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant that is regulated under any Environmental Requirement or that may adversely affect human health or the environment, including any solid or hazardous waste, hazardous substance, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, synthetic gas, polychlorinated biphenyls (PCBs), and radioactive material). For purposes of Environmental Requirements, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including the “owner” and “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises or the Project by a Tenant Party and the wastes, by-products, or residues generated, resulting, or produced therefrom.

(c) Removal of Hazardous Materials. Tenant, at its sole cost and expense, shall remove all Hazardous Materials stored, disposed of or otherwise released by a Tenant Party onto or from the Premises or the Project, in a manner and to a level in compliance with all Environmental Requirements and reasonably satisfactory to Landlord, but in no event to a level and in a manner less than that which complies with all Environmental Requirements and does not limit any future uses of the Premises or the Project or require the recording of any deed restriction or notice following the termination of the Lease regarding the Premises or the Project. Tenant shall perform such removal work before Tenant’s right to possession of the Premises terminates or expires or such earlier date as may be required by or necessary to achieve compliance with Environmental Requirements. If Tenant fails to perform such work within the time period specified herein then Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including an action to compel Tenant to perform such work), perform such work at Tenant’s cost. Tenant shall pay all costs incurred by Landlord in performing such work within thirty (30) days after Landlord’s request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental

29	Approved Texas Industrial Lease Form Based On Master Lease Version 22

Requirements. Tenant agrees not to enter into any agreement with any person, including any governmental authority, regarding the removal of Hazardous Materials that have been disposed of or otherwise released onto or from the Premises or the Project without the written approval of the Landlord; provided, however that the foreoing restriction is in regard to any accidental spills or unintentional discharges of Hazardous Materials and shall not apply with respect to Tenant’s day-to-day business operations which may involve the delivery and transportation of Hazardous Materials.

(d) Tenant’s Indemnity. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including diminution in value of the Premises or the Project and loss of rental income from the Project), liabilities (INCLUDING ANY STRICT LIABILITY), claims, demands, actions, suits, damages (including punitive damages), expenses (including remediation, removal, repair, corrective action, or cleanup expenses), and costs (including actual reasonable attorneys’ fees, consultant fees or expert fees and including removal or management of any asbestos brought into the Premises or the Project or disturbed in breach of the requirements of this Section 27, regardless of whether such removal or management is required by Law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials or any breach of the requirements under this Section 27 by a Tenant Party regardless of whether Tenant had knowledge of such noncompliance, but excluding any such losses, claims, demands, actions, suits, damages or costs to the extent arising from Landlord’s gross negligence or willful misconduct. The obligations of Tenant under this Section 27 shall survive any expiration or termination of this Lease.

(e) Inspections and Tests. Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with Environmental Requirements, its obligations under this Section 27, or the environmental condition of the Premises. Access shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Requirements or release or threat of release of any Hazardous Materials onto or from the Premises or the Project. Tenant shall, within five days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Requirements or claim or liability associated with the release or threat of release of any Hazardous Materials onto or from the Premises or the Project. Tenant shall not undertake, nor shall Tenant permit any Tenant Party to undertake, any invasive investigation, drilling or sampling of the soil or groundwater at the Premises or the Project without the prior written consent of Landlord, which consent shall in Landlord’s sole discretion.

28. Parking. Tenant shall have the exclusive right to use all of the parking spaces associated with the Building. Landlord represents that there are [**].

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29. Other Provisions.

(a) Signage. [**] (the “Building Signage”) which Building Signage shall be paid for by Tenant. The Building Signage must comply with all applicable Laws and shall be subject to Landlord’s prior written approval, which Landlord may not unreasonably withhold, and approval of all governmental or regulatory agencies applicable to the Premises. Tenant shall maintain the Building Signage in good repair and condition and upon the expiration or earlier termination of this Lease, shall remove the Building Signage and repair all damage resulting from such signage (and/or its removal) and restore the Building exterior to the condition existing prior to installation of the Building Signage (reasonable wear and tear excepted).

(b) [**]

31	Approved Texas Industrial Lease Form Based On Master Lease Version 22

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

This Lease is executed on the respective dates set forth below, but for reference purposes, this Lease shall be dated as of the date first above written. If the execution date is left blank, this Lease shall be deemed executed as of the date first written above.

LANDLORD:	WEATHERFORD FARMS DC, L.P., a Delaware limited partnership

	By:	CHI Gulf Coast 105 Weatherford Farms, L.P., a Delaware limited partnership, its general partner

		By:	CHI LTH GP, L.L.C., a Delaware limited liability company, its general partner

By:	/s/
[**]

TENANT:	IMMATICS US, INC., a Delaware corporation

	By:	/s/
Name:
Title:

32	Approved Texas Industrial Lease Form Based On Master Lease Version 22

EXHIBITS REDACTED

1	Approved Texas Industrial Lease Form Based On Master Lease Version 22